Exhibit 10.14

FORTUNE BRANDS HOME & SECURITY, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of Option Award Notice (the “Notice”)

You have been awarded an option to purchase shares of Common Stock of Fortune Brands Home & Security, Inc. (the “Company”), pursuant to the terms and conditions of the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (the “Plan”) and the Stock Option Award Agreement (together with this Notice, the “Agreement”). Copies of the Plan and the Performance Share Award Agreement are available on the Morgan Stanley Smith Barney Benefit Access® website (www.benefitaccess.com). Capitalized terms not defined in this Notice have the meanings specified in the Plan or the Agreement.

Option:	You have been awarded a Nonqualified Stock Option to purchase from the Company shares of its Common Stock, par value $0.01 per share, subject to adjustment as provided in Section 11 of the Award Agreement.

Award Date:	February xx, 20xx

Exercise Price:	The price shown in Holder’s award summary in the Plan’s online administrative system.

Vesting Schedule:*	Except as otherwise provided in and subject to the Plan, the Agreement or any other agreement between the Company and Optionee, the Option will vest in the following increments on the following dates:

	One-third of the Option	February 28, 20xx*
	One-third of the Option	February 28, 20xx*
	One-third of the Option	February 28, 20xx*

Expiration Date:	Except to the extent earlier terminated or exercised pursuant to the terms of the Agreement or the Plan, the Option will terminate at 3:00 p.m., Eastern time, on the tenth anniversary of the Award Date.

*	Vesting dates have been adjusted because February 28 in the applicable years are not business days.

FORTUNE BRANDS HOME & SECURITY, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of Stock Option Agreement (the “Agreement”)

Fortune Brands Home & Security, Inc., a Delaware corporation (“Company”), grants to “Optionee” an option to purchase shares of Common Stock from the Company (the “Option”) subject to the terms and conditions of the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (“Plan”) and this Agreement (collectively, the “Award”). Capitalized terms not defined in this Agreement have the meanings specified in the Plan.

1. Option Subject to Acceptance of Agreement. The date of grant (“Award Date”), the number and class of shares of Common Stock subject to the Option and the purchase price per share (“Exercise Price”) are set forth in the separate notice outlining specifics of the Award (the “Award Notice”) and in the Plan’s online administrative system. The Option will be null and void unless Optionee accepts this Agreement in a timely manner through the acceptance process prescribed by the Company.

The Option will terminate on the Expiration Date except as otherwise provided in Section 2 or exercised pursuant to Section 3. Upon the termination of the Option, the Option will no longer be exercisable and will immediately become null and void

2. Time and Manner of Exercise of Option.

(a) Maximum Term of Option. Except as specifically provided in Section 2(b) below, the Option may not be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

(b) Vesting and Exercise of Option. The Option will vest and become exercisable in accordance with the vesting schedule specified in the Award Notice (the “Vesting Schedule”), subject to Section 3 below. If Optionee’s employment terminates before the Option is fully vested, the Option will vest and be exercisable as follows:

(i)	Notwithstanding the provisions of Section 5 below, in the event of Optionee’s death, the Option will immediately become fully exercisable (to the extent not exercisable on the date of death) and all Options will continue to be exercisable by Optionee’s beneficiary, executor, administrator or legal representative through the earlier of: (i) the date which is three (3) years after the date of Optionee’s death, and (ii) the Expiration Date; provided, however, that the Option will continue to be exercisable for at least one (1) year following the date of Optionee’s death, even if this one-year period extends beyond the Expiration Date.

(ii)

In the event of Optionee’s Disability (as defined below), then, provided that Optionee has been continuously employed with the Company for at least one (1) year following the Award Date and prior to the date of Disability, Optionee will be treated as continuing employment with the Company during the Disability for purposes of determining the vesting and exercisability of the Options. For purposes of this Award, Optionee will have a “Disability” if Optionee is receiving benefits under the long-term disability plan maintained by Optionee’s employer; provided that, if Optionee is subject to the restrictions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) then such Disability must also satisfy the requirements of Section 22(e)(3) of the Code.

(iii)	Notwithstanding the provisions of Section 5 below, in the event of Optionee’s Retirement (as defined below) at least one (1) year following the Award Date, any unvested Options will fully vest and become exercisable as of date of Optionee’s Retirement and all Options will remain exercisable through the Expiration Date, subject to Section 3 below. For purposes of this Award, “Retirement” means Optionee’s termination of employment (other than for Cause as described subsection (iv) below) on or after attaining age 55 and completing five (5) years of service with the Company or its predecessors or affiliates. In the event of a Change in Control (as defined in Section 5 below), Optionee will receive the treatment described in this Section 2(b)(iii) if Optionee terminates employment after qualifying for Retirement, even if Optionee does not have Good Reason (as defined below).

(iv)	If the Company terminates Optionee’s employment for Cause (as defined below) while the Award is outstanding, then all Options, whether or not vested, will terminate immediately upon such termination of employment. For purposes of this Award, “Cause” has the same meaning as specified in any employment or other written agreement between Optionee and the Company regarding benefits upon termination of employment (“Termination Agreement”), provided that if Optionee is not a party to a Termination Agreement that contains such definition, then Cause will have the same meaning provided for such term under the severance plan sponsored by Optionee’s employer and under which Optionee is eligible to participate.

(v)	Except as provided in Section 5 below, if Optionee’s employment with the Company terminates for any reason other than for death, Disability, Retirement or Cause while the Option is outstanding, unvested Options will be cancelled as of Optionee’s termination date and vested Options will remain exercisable for three (3) months following Optionee’s termination and then be cancelled.

(vi)	For the purposes of this Agreement, (i) a transfer of Optionee’s employment from Home & Security to a subsidiary or vice versa, or from one subsidiary to another, without an intervening period, will not be deemed a termination of employment; and (ii) if Optionee is granted in writing a leave of absence, Optionee will be deemed to have remained in the employ of the Company or a subsidiary during such leave of absence.

3. Method of Exercise. Subject to this Agreement, the Option may be exercised

(a) by specifying the number of whole shares of Common Stock to be purchased in the manner prescribed by the Company, accompanied by full payment (or by arranging for full payment to the Company’s satisfaction) either:

(i)	in cash,

(ii)	by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate “Fair Market Value” (as defined below), determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option,

(iii)	authorizing the Company to sell shares of Common Stock subject to the option exercise and withhold from the proceeds an amount equal to the option exercise price, or

(iv)	by a combination of (i), (ii) and (iii); and

(b)	by executing such documents as the Company may reasonably request.

For this purpose, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date. Any fraction of a share of Common Stock which would be required to pay such purchase price will be disregarded and the remaining amount due will be paid in cash by Optionee. No Common Stock will be issued or delivered until the full purchase price and any related withholding taxes, as described in Section 10, have been paid.

4. Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company will issue or deliver, subject to the conditions of this Section 4, the number of shares of Common Stock purchased. Such issuance will be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company will pay all original issue or transfer taxes and all fees and expenses related to such issuance, except as otherwise provided in Section 10.

5. Change in Control and Divestitures.

(a) Change in Control. In the event of a Change in Control of the Company (as defined in the Plan), the Award will become subject to Section 5.8 of the Plan. In the event that unvested Options remain outstanding following a Change in Control, and Optionee’s employment is terminated on or after such Change in Control but while the Award is outstanding either: (i) by the Company other than for Cause, or (ii) by Optionee for Good Reason (as defined below), the Options will become fully vested, exercisable and nonforfeitable as of the date of Optionee’s termination of employment and will remain exercisable through the Expiration Date, subject to Section 5.8 of the Plan. For purposes of this Award, “Good Reason” will have the same meaning as such term has under any Termination Agreement, provided that if Optionee is not a party to any Termination Agreement that contains such definition, then Good Reason includes any of the reasons allowing Optionee to terminate employment and remain eligible for severance benefits under the severance plan sponsored by Optionee’s employer and under which Optionee is eligible to participate.

(b) Divestiture. In the event that Optionee’s principal employer is a subsidiary of the Company that ceases to be part of the Company’s control group as a result of a corporate transaction or reorganization (a “Divestiture”), the Option will become fully vested as of the date of Divestiture and will remain exercisable through the Expiration Date, subject to Section 5.8 of the Plan; provided, however that if the Divestiture is not a “change in control event” within in the meaning of Treasury regulations issued under Section 409A of Code, the outstanding Options will vest as of the date of Divestiture but will become exercisable as of the dates listed on the Award Notice, as though the Divestiture had not occurred

6. No Stockholder Rights. Optionee will not have any rights of a stockholder (including voting rights) or any other right, title or interest, with respect to any of the shares of common stock subject to the Option unless and until such shares of common stock have been recorded on the Company’s official stockholder records as having been issued or transferred to Optionee.

7. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the Options or the delivery or issuance of shares, the shares of common stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to obtain and maintain any such listing, registration, qualification, consent, approval or other action.

8. Company Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, outstanding Options may be cancelled, and the Company may require Optionee to return shares of Company common stock (or the value of such stock when originally issued to Optionee) issued under this Agreement and any other amount required by applicable law to be returned, in the event that such repayment is required in order to comply with the Company’s clawback policy as then in effect or any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

9. Nontransferability. The Award may not be transferred by Optionee other than (a) by will or by the laws of descent and distribution; or (b) pursuant to an approved domestic relations order approved in writing by the Secretary of the Committee or the Secretary’s designee. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all related rights will immediately become null and void.

10. Withholding Taxes. As a condition to the delivery of shares of common stock upon the exercise of Options, Optionee must, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Optionee fails to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount payable by the Company to Optionee, including regular salary or bonus payments. No shares of Common Stock will be issued or delivered until the

Required Tax Payments have been paid in full. Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of common stock having an aggregate Fair Market Value (as defined below), determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold whole shares of common stock which would otherwise be delivered to Optionee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (d) any combination of (a), (b) and (c). Shares of common stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. For purposes of this Award, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date. Any fraction of a share of common stock which would be required to satisfy any Required Tax Payment will be disregarded and the remaining amount due must be paid in cash by Optionee. No share of common stock will be issued or delivered until the Required Tax Payments have been satisfied in full.

11. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to Optionees of common stock other than a regular cash dividend, the number and class of securities subject to the Option will be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code, to the extent applicable. The decision of the Committee regarding any such adjustment is final and binding.

12. No Rights to Continued Employment. In no event will the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any subsidiary or any affiliate of the Company to terminate the employment of any person at any time for any reason.

13. Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Option. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final and binding.

14. Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who, upon the death of Optionee, acquire any rights in accordance with this Agreement or the Plan.

15. Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Home & Security, Inc., Attn. Secretary of the Compensation Committee of the Board of Directors, 520 Lake Cook Road, Deerfield, Illinois 60015, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery; (b) by facsimile or electronic mail with confirmation of receipt; (c) by mailing in the United States mails; or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

16. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions of this Agreement and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

17. Governing Law. This Agreement, the Award and all determinations made and actions taken with respect to this Agreement or Award, to the extent not governed by the Code or the laws of the United States, will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

18. Agreement Subject to the Plan. This Agreement is subject to, and will be interpreted in accordance with, the Plan. Optionee hereby acknowledges receipt of a copy of the Plan, and by accepting the Award in the manner specified by the Company, he or she agrees to be bound by the terms and conditions of this Agreement, the Award and the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan will apply.

19. Section 409A. This Agreement and the Award are intended to comply with the requirements of Section 409A of the Code and will be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Optionee to taxes or penalties under Section 409A of the Code (“409A Penalties”), Optionee and the Company will cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event will the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Optionee’s “termination of employment,” such term will be deemed to refer to Optionee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Optionee is a “specified employee,” as defined in Section 409A of the Code, as of the date of Optionee’s separation from service, then to the extent any amount payable to Optionee (a) is payable upon Optionee’s separation from service, and (b) under the terms of this Agreement would be payable prior to the six-month anniversary of Optionee’s separation from service, such payment will be delayed until the earlier to occur of: (x) the six-month anniversary of Optionee’s separation from service and (y) the date of Optionee’s death.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute but one Agreement.